                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                    PRINCETON DENTAL MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                    PRINCETON DENTAL MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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
                     PRINCETON DENTAL MANAGEMENT CORPORATION
                 7421 W. 100TH PLACE, BRIDGEVIEW, ILLINOIS 60455

                                -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 18, 1998

                                -----------------

To Shareholders of Princeton Dental Management Corporation:

         Notice is hereby given that the annual meeting of shareholders of Princeton Dental Management Corporation (the "Company") will be held at Princeton Dental Management Corporation, 7421 West 100th Place, Bridgeview, Illinois, on Friday, December 18, 1998 at 3:00 p.m. Central Time for the following purposes:

        1. To elect four directors of the Company to hold office until the next annual meeting of shareholders or until their successors have been duly elected;

        2. To ratify the appointment by the Board of Directors of Kirkland, Russ, Murphy and Tapp as the independent auditors of the Company for fiscal year 1998; and

        3. To transact such other matters as may properly come before the annual meeting or any adjournment thereof.

         The close of business as of November 18, 1998, has been fixed as the record date for the meeting. All shareholders of record at that date are entitled to vote at the meeting. A list of shareholders of record as of the record date will be available for examination by shareholders prior to the annual meeting at the offices of the Company, currently located at 7421 W. 100th Place, Bridgeview, Illinois, 60455.

                                         By the order of the Board of Directors,

                                         /s/
                                         -----------------------------------
                                         Acting Secretary

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED TO ASSURE THE PRESENCE OF A QUORUM. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON AT THE MEETING, IF YOU DESIRE. IF YOUR SHARES ARE HELD IN STREET NAME BY A BROKERAGE FIRM, YOUR BROKER WILL SUPPLY YOU WITH A PROXY TO BE RETURNED TO THE BROKERAGE FIRM. IT IS IMPORTANT THAT YOU RETURN THE FORM TO THE BROKERAGE FIRM AS QUICKLY AS POSSIBLE SO THAT THE BROKERAGE FIRM MAY VOTE YOUR SHARES. YOU MAY NOT VOTES YOUR SHARES IN PERSON AT THE MEETING UNLESS YOU OBTAIN A POWER OF ATTORNEY OR LEGAL PROXY FROM YOUR BROKER AUTHORIZING YOU TO VOTE THE SHARES, AND YOU PRESENT THIS POWER OF ATTORNEY OR PROXY AT THE MEETING.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO SHAREHOLDERS OF THE COMPANY AS OF THE RECORD DATE (OR THEIR DULY AUTHORIZED REPRESENTATIVES). IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKERAGE STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF THE COMPANY STOCK.

                     PRINCETON DENTAL MANAGEMENT CORPORATION
                 7421 W. 100TH PLACE, BRIDGEVIEW, ILLINOIS 60455

                               -------------------

                                 PROXY STATEMENT

                               -------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 18, 1998

                              ---------------------

SOLICITATION AND VOTING

         The enclosed proxy, to be used at the annual meeting of shareholders to be held on December 18, 1998, is solicited by, and on behalf of, the Board of Directors of Princeton Dental Management Corporation (the "Company"). If a proxy is properly executed and returned in the form enclosed, shares represented thereby will be voted in favor of the proposals to be acted upon, except to the extent other directions are given in the proxy. Any other matters which may properly come before the annual meeting will be considered and voted upon at the discretion of the proxy holder.

         Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy, or by attending the meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

         Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Upon request the Company will reimburse brokers, dealers, and banks or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of share which such persons hold of records. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

         This proxy material along with the Company's most recent Form 10-KSB is being mailed to shareholders on or about November 18, 1998.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting has been fixed by the Company's Board of Directors as of November 18, 1998, and each shareholder of record as of the close of business on that date shall be entitled to cast one vote for each share of Common Stock registered in his or her name. At November 10, 1998, there were 3,196,448 shares of common stock (net of treasury shares).

Each share of Common Stock entitles its holder to one vote on the matters to be considered by shareholders at the annual meeting.

         The following tables set forth the number of shares of the Common Stock beneficially owned as of November 10, 1998, by directors, officers and persons known by the Company to own more than five percent of the Company's outstanding Common Stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and generally includes the power to vote or dispose of securities, irrespective of any economic interest therein.

                            CERTAIN BENEFICIAL OWNERS

         NAME AND ADDRESS OF                AMOUNT AND NATURE           PERCENT
          BENEFICIAL OWNER               OF BENEFICIAL OWNERSHIP        OF CLASS
          ----------------               -----------------------        --------


Amsterdam Equities Limited                    189,002(1) (2)              5.91%
Norfolk House, Frederick Street
Nassau, N.P., Bahamas



Frank Leonard Laport                        1,101,233(1) (3)             34.45%
7421 W. 100th Place
Bridgeview, IL  60455
Director, Chairman, CEO


       (1) With respect to Mr. Laport, includes shares currently held by Mr. Laport's IRA. With respect to both Mr. Laport and Amsterdam Equities Limited, does not include shares issuable upon full conversion of Series A Stock and Convertible Debt currently held by Amsterdam Equities Limited and Mr. Laport. See "Certain Relationships and Related Transactions".

       (2) Conversion of the Convertible Debt and Series A Stock presently held by Amsterdam Equities Limited, which totals approximately $2.8 Million as of this date, would result in the additional issuance to Amsterdam Equities Limited of approximately 1,635,673 shares of Company Common Stock. On a fully diluted basis and assuming full conversion, this would result in Amsterdam Equities Limited owning shares of Company Common Stock which, when added to its existing stock holdings, would be equal to approximately 36% of the Company. As of this date, the conversion of this debt into equity at the existing conversion formula would result in a conversion price per share significantly in excess of current market levels for the Company's Common Stock. Amsterdam Equities Limited has not indicated to the Company whether it intends to convert its debt to equity. See "Certain Relationships and Related Transactions".

       (3) Conversion of the Series A Stock presently held by Mr. Laport, which totals approximately $360,000 as of this date, would result in the additional issuance to Mr. Laport of approximately 129,028 shares of Company Common Stock. On a fully diluted basis, and assuming full conversion by Amsterdam Equities Limited, this would result in Mr. Laport owning shares of Common Stock which, when added to his existing stock holdings, would be equal to approximately 24% of the Company (on a fully diluted basis and assuming conversion in full by Amsterdam Equities Limited and Mr. Laport). Mr. Laport is contractually prohibited from converting his Series A Stock unless Amsterdam Equities Limited also decides to convert its Convertible Debt. See "Certain Relationships and Related Transactions".

                             OFFICERS AND DIRECTORS


NAME AND ADDRESS OF               AMOUNT AND NATURE              PERCENT
BENEFICIAL OWNER               OF BENEFICIAL OWNERSHIP           OF CLASS
----------------               -----------------------           --------
Frank Leonard Laport              1,101,233(1) (3)                34.45%
7421 W. 100th Place
Bridgeview, IL  60455
Director, Chairman, CEO



Gary A. Lockwood                          0                        0.0%
12752 Stark Road
Livonia, MI 48150
Director, President, COO



George B. Collins                     0(2) (3)                     0.0%
One North LaSalle
Chicago, IL  60602
Director

Dr. Zigmund C. Porter
                                          0                        0.0%
3200 N Lake Shore #1605
Chicago, IL  60657
Director


All officers and directors      1,101,233(1)(2)                  34.45%
as a group



       (1) With respect to Mr. Laport, includes shares currently held by Mr. Laport's IRA. Does not include shares issuable upon full conversion of Series A Stock and Convertible Debt currently held by Amsterdam Equities Limited and Mr. Laport. See "Certain Relationships and Related Transactions".

       (2) Not included in this number is 189,002 shares of record held by Amsterdam Equities Limited, which can under certain circumstances, be voted by George B. Collins as Amsterdam Equities Limited's Attorney-in-Fact. This share figure also does not include any shares which could be obtained by Amsterdam Equities Limited upon conversion of its Series A Stock and Convertible Debt. See "Certain Relationships and Related Transactions".

       (3) Conversion of the Convertible Debt and Series A Stock presently held by Amsterdam Equities Limited, which totals approximately $2.8 Million as of this date, would result in the additional issuance to Amsterdam Equities Limited of approximately 1,635,673 shares of Company Common Stock. On a fully diluted basis and assuming full conversion, this would result in Amsterdam Equities Limited owning shares of Company Common Stock which, when added to its existing stock holdings, would be equal to approximately 36% of the Company. As of this date, the conversion of this debt into equity at the existing conversion formula would result in a conversion price per share significantly in excess of current market levels for the Company's Common Stock. Amsterdam Equities Limited has not indicated to the Company whether it intends to convert its debt to equity. See "Certain Relationships and Related Transactions".

           Conversion of the Series A Stock presently held by Mr. Laport, which totals approximately $360,000 as of this date, would result in the additional issuance to Mr. Laport of approximately 129,028 shares of Company Common Stock. On a fully diluted basis, and assuming full conversion by Amsterdam Equities Limited, this would result in Mr. Laport owning shares of Common Stock which, when added to his existing stock holdings, would be equal to approximately 24% of the Company (on a fully diluted basis and assuming conversion in full by Amsterdam Equities Limited and Mr. Laport). Mr. Laport is contractually prohibited from converting his Series A Stock unless Amsterdam Equities Limited also decides to convert its Convertible Debt. See "Certain Relationships and Related Transactions".


         All of the above information was obtained from records available to the Company as of the date of this mailing and to the best knowledge of the Company and the nominees for election as directors, on the record date, no other person owned beneficially more than 5% of the outstanding Common Stock of the Company.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned from the Company for the last three fiscal years with respect to the Company's Chief Executive officer and to those executive officers whose compensation exceeded $100,000 in any of the last three fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                  Other Annual     Restricted    Options
Name and Principal Position    Year    Salary     Compensation       Stock        SARS
---------------------------    ----    ------     ------------       -----        ----
                                                                     Awards        (#)
                                                                     ------        ---
                               1997      0             0               0            0
Kurt E. Anderson
Former President               1996      0             0               0            0
(President 1/95 to 10/95)      1995    53,717          0               0            0


Charles R. Mitchell            1997      0             0               0            0
Former President               1996   44,000(1)        0            50,000(1)       0
(President 10/95 to 8/96)      1995      0(1)          0               0(1)         0


Gary A. Lockwood               1997  119,000(2)        0               0         100,000
President and                  1996  119,000(2)        0               0         100,000
Chief Operating Officer        1995   97,000(2)      3,731(2)          0            0
(President 8/96 to Present)



Frank Leonard Laport, Esq.     1997      0(3)          0(3)            0(3)         0(3)
CEO & Chairman of the Board    1996      0             0               0            0
(8/96 to Present)              1995      0             0               0            0

       (1) Dr. Mitchell was awarded 50,000 shares of Common Stock in connection with the execution of his employment contract dated January 1996. Dr. Mitchell received no direct compensation in the form of salary or consulting fees directly during 1995. However, Stratum Management Inc., a company Dr. Mitchell was affiliated with prior to his appointment as President, had been paid $35,833 per month in the form of consulting fees during 1995 and $41,000 per month during 1996. In addition, Stratum received warrants to purchase 600,000 shares (subsequently reduced to 388,000 shares) of Company common stock at an exercise price of $1.00. Dr. Mitchell's wife and siblings remained shareholders and employees of Stratum during Dr. Mitchell's tenure with the Company.

       (2) Compensation received was primarily for the management of Dental Labs. G. Lockwood did not receive compensation in an executive officer capacity during 1995. Compensation does not include (i) amounts received by Stark Enterprises, of which Mr. Lockwood is a partial owner, pursuant to the lease for the Company's lab facility in Livonia, MI, or (ii) amounts received by The Island Group, of which Mr. Lockwood is a partial owner pursuant to that certain Acquisition Promissory Note. See "Certain Relationships and Related Transactions".

       (3) Mr. Laport currently serves without direct compensation, although a compensation committee has been formed to develop a compensation package for Mr. Laport. Compensation does not include amounts received by Mr. Laport pursuant to the Leases between the Company and Mr. Laport for the Company offices at 7421 W 100th Place, Bridgeview, IL. In addition, Mr. Laport is a member of the Investor Group along with Amsterdam Equities Limited. See "Certain Relationships and Related Transactions".

OPTIONS AND WARRANTS GRANTS

         As of November 10, 1998 options to purchase an aggregate of 140,000 shares of Common Stock at approximate exercise prices ranging from $ 4.00 to $
8.00 had been granted and were outstanding under the Company's 1993 Incentive and Non-Statutory Stock Option Plan. The dates such options were granted range from June 3, 1993 to June 6, 1996.

         As of December 31, 1997, no options had been exercised or have a year end value.

         In April, 1996, and in connection with debt incurred by the Company in 1994, the Company issued certain default warrants to an investor group consisting of Amsterdam Equities Limited, Mr. Laport and Mr. Laport's IRA. See "Certain Relationships and Related Transactions". In July, 1997, in connection with a waiver of in excess of $700,000 of accrued interest and dividends on the part of the Investor Group, the terms of the default warrants were modified to reduce the required exercise price. The terms of the default warrants were such that, upon exercise, the holder of the default warrants would receive Company Common Stock in an amount equal to fifty percent of the Company. Effective as of November, 1998 (i) Amsterdam Equities Limited transferred its interest in the default warrants to Mr. Laport, and (ii) Mr. Laport proceeded to exercise the default warrants, resulting in the issuance to Mr. Laport of 1,065,483 shares of Company Common Stock for an aggregate exercise prices of $41,250.


EMPLOYMENT AGREEMENTS

1. Mr. Laport currently serves without compensation and without an employment agreement. However, Mr. Laport is a member of the Investor Group. See "Certain Relationships and Related Transactions".

2. Mr. Lockwood currently is a party to an employment agreement, dated December 31, 1993, and amended as of June 1, 1996, with the Company and Mason Dental Midwest, Inc., a wholly owned subsidiary of the Company. The agreement provides for Mr. Lockwood to receive an annual salary of approximately $107,000 for operating the Company's Mason lab operation and $12,000 for serving as the Company's President. Mr. Lockwood was also granted options to purchase up to 100,000 shares of Company Common Stock at an exercise price based upon the Company's average trading price in the period from June to August, 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As described below and in the Company's public filings, the Company has entered into a number of transactions with officers and directors and other related person in the past. With certain limited exceptions specified below, these related transactions were generally entered into by the Company prior to the time that the officers, directors and/or related parties actually became officers and directors of the Company. Any such transactions were entered into in compliance with the Company's governing documents.

1. On April 22, 1996, the Company entered into a financing arrangement pursuant to which the Company issued Convertible Debt (the Convertible Debt) to Amsterdam Equities Limited in the amount of $2,483,620 and 3,599.77 shares of Series A 11.75% Cumulative Convertible Preferred Stock (the Preferred Stock) to Amsterdam Equities Limited (195 shares), Frank Leonard Laport (1,904.77 shares), and Beverly Trust Company, as custodian for the Frank Leonard Laport Rollover Individual Retirement Account No. 75-49990 (1,500 shares) (collectively, the Investor Group). The Convertible Debt and Preferred Stock replaced indebtedness of the Company at April 22, 1996, in the amount of $1,976,700 incurred under that certain letter agreement dated December 7, 1994 (the Letter Agreement) and that certain Secured Revolving Demand Note dated January 27, 1995 (the Secured
Note). Under the terms of the Convertible Debt and Preferred Stock Agreements (also referred to herein collectively as the Financing Arrangement) the Investor Group could choose to lend additional funds, in increments to be determined solely by the Investor Group. The Convertible Debt and Preferred Stock were initially to bear interest and have a coupon rate, respectively of 11.75%, plus the payment of any withholding taxes which might be due and owing with respect to any person which is a foreign entity. Payments on the Convertible Debt/Preferred Stock were interest only due in quarterly installments which were to begin in September 1996. The Convertible Debt/Preferred Stock originally had a maturity of seven years from the date of closing, subject to acceleration in the event of a default. Subsequent to September 30, 1996 the Company was unable to pay the interest only requirements of the Convertible Debt and Preferred Stock Agreements, therefore, effective October 1, 1996 interest began to accrue at the default rate of 21.75%.

         Pursuant to that certain Modification Agreement ("Modification Agreement") entered into between the Investor Group and the Company and dated as of July 1, 1997, the Investor Group agreed, conditioned upon continued listing by the Company on the Nasdaq SmallCap Market and similar concessions by another significant Company creditor, to waive all accumulated and ongoing interest and/or dividends on the Convertible Debt/Preferred Stock for the period from January 1, 1997 through December 31, 1997. That waiver ended on January 1, 1998, and interest and dividends have again been accruing.

         The waiver of interest and dividends during 1997 on the part of the Investor Group resulted in a total savings to the Company in excess of $700,000.

         In addition to the amounts owed under the Letter Agreement and the Secured Note, the terms of the Convertible Debt and Preferred Stock Agreements called for the conversion of 58,333 shares of the Company's Regulation D Common Stock held by the Investor Group into $350,000 of Convertible Debt and Preferred Stock.

         An additional provision of the Convertible Debt and Preferred Stock Agreements included the payment of $300,000 as a closing fee and required the Company to reimburse the legal fees and costs and expenses of the Investor Group in connection with the negotiation and the closing of the transaction which totaled $216,897. The closing fees and reimbursement of the costs and expenses were payable in the form of Convertible Debt and Preferred Stock. In total, the Company incurred costs of $544,716 in connection with the refinancing which has been capitalized and will be amortized over a period of seven years or until the Convertible Debt/Preferred Stock is called.

         The terms of the Convertible Debt and Preferred Stock Agreements provided the Investor Group with certain rights pertaining to the registration of any common stock to which the Investor Group may convert from Convertible Debt or Preferred Stock, certain anti-dilution rights, and a right of first refusal on any future offering of Company securities.

         Under the terms of the transaction, the Company also issued a warrant to purchase 100 shares of Series B Preferred Stock. The Series B Preferred Stock entitled Amsterdam Equities Limited to elect a Class B director who would have super-majority voting powers on the Company's Board of Directors. Effective as of August , 1996, Mr. Laport was elected as the Class B Director. The Class B Director has taken no action to date.

         The Convertible Debt and Preferred Stock may be converted into the common stock of the Company, at the sole option of the Investor Group, at various conversion rates as set forth in the conversion formula contained in the Convertible Debt and Preferred Stock Agreements. If the Investor Group were to convert all outstanding Convertible Debt and Preferred Stock at the present time, and exercise the default warrants (see below), the conversion would result (when combined with existing holdings) in the Investor Group owing approximately 60% of the issued and outstanding shares of Company's common stock (after conversion and assuming full conversion and anti-dilution).

         In addition, pursuant to the terms of the Financing Arrangement, the Company issued to the holders of the Convertible Debt and the Preferred Stock a series of default warrants to purchase an aggregate number of shares of common stock equivalent to fifty percent (50.0%) of the issued and outstanding Common Stock of the Company at an exercise price of $0.10 per share (subsequently reduced to $0.01 per share under the terms of the Modification Agreement). This modification effectively reduced the aggregate exercise price of approximately $412,500 for the default warrants to an aggregate exercise price of approximately $41,250 (not accounting for any adjustments due to the anti-dilution provision of the Warrants and due to changes in the total issued and outstanding shares of the Company's common stock). Initially, the Investor Group could exercise the warrants only upon the occurrence of an event of default under the terms of the Financing Arrangement or upon the failure by the Company to achieve certain minimum financial goals of net income of at least one dollar in the fiscal year ending December 31, 1996, and various net income tests in subsequent years. The Company has been in ongoing default under the Financing Arrangement and the stated financial goals have not been met, and, accordingly, these default warrants have been capable of being exercised by the Investor Group upon payment of a minimal exercise price since January 1, 1997. At present the cumulative effect of the issuance of shares pursuant to the default warrants to the Investor Group and the conversion of outstanding Convertible Debt/Preferred Stock would result in ownership by the Investor Group of approximately 60% of the Company's total issued and outstanding common stock after such conversion and exercise.

         Effective as of November 4, 1998, the Company was advised that (i) Amsterdam Equities Limited had transferred any and all interest which they had in the default warrants to Frank Leonard Laport, and (ii) that Mr. Laport had proceeded to exercise such default warrants. Exercise of all of the default warrants for the stated exercise price resulted in Mr. Laport receiving approximately 1,065,483 additional shares of Company Common Stock.

2. George B. Collins, a director of the Company, holds a Power of Attorney from Amsterdam Equities Limited and generally serves as the representative of Amsterdam Equities Limited on the Board of the Company.

3. Mr. Laport, an officer and director of the Company, owns the property and the phone system located at 7421 West 100th Place, Bridgeview, IL and leases a portion of such space and phone system to the Company. The Leases between the Company and Mr. Laport are on a month-to-month basis and provide for aggregate monthly payments from the Company to Mr. Laport of approximately $ 2,000. In addition, the Company is responsible for a pro-rata portion of the expenses associated with the property, including real estate taxes, utilities, etc. This lease was entered into subsequent to Mr. Laport becoming an officer and director.

4. Mr. Lockwood, an officer and director of the Company, is a part owner of Stark Enterprises, which owns the property located at 12752 Stark Road in Livonia, MI. The Company leases such property from Stark Enterprises. Pursuant to such lease, which expires in 2002, the Company pays monthly payments of approximately $ 13,000 to Stark Enterprises. In addition, Mr. Lockwood also has a partial ownership interest in The Island Group. In connection with the Company's initial acquisition of its Mason Dental lab facility, the Company issued a promissory note to The Island Group, which such Note requires monthly payments of $21,000 and runs through 2005.

COMPENSATION OF OUTSIDE DIRECTORS

         The Company pays a fee of $1,000 per meeting date to each director who is not employed by the company. Each director is entitled to reimbursement for all reasonable expenses incurred by such director in connection with his duties as a director. For the fiscal year ended December 31, 1997 the directors waived any fees and expenses and the fees and expenses paid to directors amounted to $0.00.

ELECTION OF DIRECTORS

         Four directors are to be elected by the shareholders of the company to hold office until the annual meeting of shareholders for fiscal year 1998 or until their respective successors have been elected. It is intended that proxies granted by shareholders in the form enclosed be voted, unless otherwise directed, in favor of electing the following persons as directors: Frank Leonard Laport, George B. Collins, Gary A. Lockwood and Dr. Zigmund C. Porter. Election of the directors requires the favorable vote by the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote thereon at the meeting. In the event any nominee named herein for election as a director at the annual meeting is not available or willing to serve when the election occurs, proxies in the accompanying form may be voted for a substitute nominated by the Board. Messrs. Laport, Collins and Lockwood have served as directors of the Company since August 9, 1996 and Dr. Porter has served as a director of the Company since August 15, 1997.


INFORMATION REGARDING DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

         The following table and commentary sets forth information about each of the nominees.

                                         First Became          Beneficially Owned          Beneficially Owned

Employment                   Age          a Director            Number of Shares            Percent of Shares
----------                   ---          ----------            ----------------            -----------------

Frank Leonard Laport          57            8/9/96              1,101,233(1)(3)                  34.45%

George B. Collins             66            8/9/96                  0(2)(3)                       0.0%

Gary A. Lockwood              51            8/9/96                      0                         0.0%
Dr. Zigmund C. Porter         60            8/15/97                     0                         0.0%



       (1) With respect to Mr. Laport, includes shares currently held by Mr. Laport's IRA. Does not include shares issuable upon conversion of Series A Stock and Convertible Debt currently held by Amsterdam Equities Limited and Mr. Laport. Conversion of this Series A Stock and Convertible Debt could result in Amsterdam Equities and Mr. Laport holding, in the aggregate, approximately 60% of the Class. See "Certain Relationships and Related Transactions".

       (2) Does not consider 189,002 Amsterdam Equities Limited shares for which Mr. Collins holds a power of attorney.

       (3) Conversion of the Convertible Debt and Series A Stock presently held by Amsterdam Equities Limited, which totals approximately $2.8 Million as of this date, would result in the additional issuance to Amsterdam Equities Limited of approximately 1,635,673 shares of Company Common Stock. On a fully diluted basis and assuming full conversion, this would result in Amsterdam Equities Limited owning shares of Company Common Stock which, when added to its existing stock holdings, would be equal to approximately 36% of the Company. As of this date, the conversion of this debt into equity at the existing conversion formula would result in a conversion price per share significantly in excess of current market levels for the Company's Common Stock. Amsterdam Equities Limited has not indicated to the Company whether it intends to convert its debt to equity. See "Certain Relationships and Related Transactions".

           Conversion of the Series A Stock presently held by Mr. Laport, which totals approximately $360,000 as of this date, would result in the additional issuance to Mr. Laport of approximately 129,028 shares of Company Common Stock. On a fully diluted basis, and assuming full conversion by Amsterdam Equities Limited, this would result in Mr. Laport owning shares of Common Stock which, when added to his existing stock holdings, would be equal to approximately 24% of the Company (on a fully diluted basis and assuming conversion in full by Amsterdam Equities Limited and Mr. Laport). Mr. Laport is contractually prohibited from converting his Series A Stock unless Amsterdam Equities Limited also decides to convert its Convertible Debt. See "Certain Relationships and Related Transactions".


FRANK LEONARD LAPORT. Mr. Laport, born Chicago, Illinois, March 8, 1941, admitted to the Bar: 1966, Illinois; 1969, Florida; 1974, Indiana; 1966, U.S. Tax Court; 1967, U.S. District Court, Northern District of Illinois; 1969, U.S. District, Southern District of Florida; 1974, U.S. District, Southern District of Indiana; U.S. Supreme Court. Licensed as Illinois Real Estate Broker on July 1, 1964. Earned the Certified Commercial Investment Member (C.C.I.M.) designation of the Realtors National Marketing Institute, an affiliate of the National Association of Realtors in 1983. Education: Elmhurst College (B.S., in B.A., 1963); DePaul University, Law School (J.D. 1966). Director, Chairman, and CEO of the Company since August, 1996.

GEORGE B. COLLINS. Mr. Collins, born Kansas City, Missouri, April 23, 1931; admitted to bar, 1953, Arkansas; 1955 Illinois; 1970, U.S. Tax Court; 1972, U.S. Supreme Court; 1982, U.S. District Court, Northern District of Illinois, Trial Bar; U.S. Court of Appeals, Second, Seventh and Ninth Circuits. Education:
Arkansas A. & M. College (B.S. 1952); University of Arkansas (LL.B., 1954). Omicron Delta Kappa. Associate Editor, Arkansas Law Review, 1951-1952. Author:
"Usury," 8 Arkansas Law Review, September 1954. Teaching Associate, Northwestern University School of Law, 1954-1955. co-author: "Defending White Collar Crimes," Practicing Law Institute 1976; "White Collar Crimes; Defense Strategies", Practicing Law Institute, 1977; "White Collar Crimes:, Practicing Law Institute, 1978; "White Collar

Crimes." Practicing Law Institute, 1980. Member: Chicago (Member, 1955-1978, Vice Chairman, 1967 and Chairman, 1968, Committee on Legal Education, Member, Committee on Professional Fees, 1966; Vice Chairman, 1973; 1974-1975; Chairman, 1975, Committees on: Environmental Law, 1973; Circuit Court Operations, 1976. Member 1976-1986, Vice Chairman, 1979-1980; 2981 and chairman 1980-1981, Lawyers Referral Plan Committee), Illinois State, Arkansas and American Bar Associations. Director of the Company since August, 1996.

GARY A. LOCKWOOD. Mr. Lockwood, born January 1, 1947, was named Chief Operating Officer of Princeton Dental Management Corporation in June, 1996, and as President and Director in August, 1996. In this capacity, he is responsible for all PDMC operating units in Michigan. Previously he served as Chief Executive Officer of the corporation's dental laboratory in Michigan. Mr. Lockwood brings to his post more than 20 years of dental management experience as owner of Michigan-based Mason Dental, Inc. one of the nation's largest manufacturers of dental prosthetics. Prior to the company's acquisition by PDMC, he served as President and Director of Diversified Dental Services, a wholly owned subsidiary of Mason Dental. Mr. Lockwood has held executive positions and directorships with realty, financial management and banking organizations. A Michigan native, he is a graduate of Northern Michigan University with a degree in business administration. President and Director of the Company since August, 1996.

DR. ZIGMUND C. PORTER. Dr. Porter, born Chicago, Illinois, April 20, 1938. Dr. Porter received his B.S. from the University of Illinois in 1960 and his D.D.S. from the University of Illinois in 1962. Dr. Porter also received a Certificate of Periodontics and Oral Medicine from Tufts University School of Dental Medicine, Boston, in 1962-64. Dr. Porter has been a licensed periodontist for over 25 years and has held numerous teaching and hospital positions, including serving as Professor of Periodontics, University of Illinois, and Director of Post Graduate Periodontics from 1964-85, and holding positions at Hinsdale Hospital, MacNeal Hospital, Illinois Masonic Hospital and the University of Illinois. Dr. Porter has given numerous lectures and has received a number of citations and awards for his work in the dental field. Director of the Company since August 15, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC"), initial reports of ownership and reports of changes in ownership of Common Stock. In addition these individuals are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of forms, reports and certificates provided to the Company by such persons, during the two (2) fiscal years ended December 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with the exception that the Company has been advised that a Form 3 may have been filed late by Mr. Lockwood. The Company has made no investigation in this regard.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The Board of Directors of the Company held seven meetings with all members in attendance during fiscal year 1997.

         The Board does not have a nominating committee for recommending to shareholders candidates for positions on the Board of Directors.

         The Audit Committee, which consists of Mr. Collins and Dr. Porter is authorized to recommend to the Board independent certified public accounting firms for selection as auditors of the Company; make recommendations to the Board on auditing matters; and examine and make recommendations to the Board concerning the scope of audits.

APPOINTMENT OF INDEPENDENT AUDITORS

         Kirkland, Russ, Murphy & Tapp was appointed as the company's independent auditors for fiscal year 1994 and has continuously served in that capacity. The Board of Directors of the Company, upon the recommendation of the Audit Committee, recommend that Kirkland, Russ, Murphy & Tapp be retained as the Company's auditors for fiscal year 1998. Kirkland, Russ, Murphy & Tapp has advised the Audit Committee that neither the firm nor any of its partners or staff, has any direct financial interest in the Company or any of its subsidiaries.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

OTHER MATTERS

         The Board of Directors know of no other matters which are likely to be brought before the annual meeting. If any matters are brought before the meeting, however, Frank Leonard Laport, who is chairman of the Board of Directors of the Company and the proxy agent named in the enclosed proxy, will vote on such matters in accordance with his best judgment.

SHAREHOLDER PROPOSALS

         Any proposal which a stockholder intends to present at the annual meeting of shareholders for fiscal year 1998 must be received by the company by June 1, 1999, in order to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

                                            By Order of the Board of Directors

                                            /s/
                                            ----------------------------------
                                            Acting Secretary

Affidavit of Mailing


State of New York         )
                          )
County of New York        )




                   __________________________being duly sworn, deposes and says:

I am Assistant Secretary of Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004, the Transfer Agent for Princeton Dental Management Corporation and I have supervision over the records and operations of such transfer agent.

On the ____ day of ____________, 19____, I caused to be mailed at the Post Office regularly maintained by the United States Government at the Church Street Station in the Borough of Manhattan, City and State of New York, to each owner of record appearing as such on the books kept by Continental Stock Transfer & Trust company in its office as such transfer agent of common the stock as of the close of business on the ________ day of _________, 19___, the following described paper (s) {of which specimen(s) (is) (are) attached hereto} a copy of (each of) which was enclosed in an envelope, postage prepaid, addressed to each such owner at the proper address appearing from such books or records:

"A"  Form of Proxy
"B"  Notice of Meeting & Proxy Statement
"C"  Annual Report
"D"  Business Reply Envelope


                                                   ____________________________


SWORN TO BEFORE ME THIS
_______ day of ____________, 199 ___

____________________________________

                     PRINCETON DENTAL MANAGEMENT CORPORATION


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank Leonard Laport, Chairman of the Board of Directors of Princeton Dental Management Corporation (the "Company"), as Proxy for the undersigned, to vote all shares of Common Stock the undersigned in Princeton Dental Management Corporation with all the powers that the undersigned would have if personally present, at the Annual Meeting of Shareholders of Princeton Dental Management Corporation, to be held at the corporate offices of Princeton Dental Management Corporation, 7421 W. 100th Place, Bridgeview, Illinois, at 3:00 p.m., Central Time, December 18, 1998 and at any adjournment thereof.

1. TO ELECT four Directors to hold office until the next Annual Meeting of shareholders and until their successors have been duly elected and qualified

      [ ]   FOR all nominees listed below      [ ]   WITHHOLD AUTHORITY
                                                     to vote for the nominees
                                                     listed below

                    (Except as marked to the contrary below)

      INSTRUCTIONS: To withhold authority to vote for an individual nominee, strike a line through the nominee's name in the list below.

            Frank Leonard Laport, Esq.                 Gary A. Lockwood
            George B. Collins, Esq.                    Dr. Zigmund C. Porter

2. TO RATIFY the appointment of Kirkland, Russ, Murphy & Tapp, independent certified public accountants, as the Company's independent auditors for fiscal year 1998.

                [ ] FOR          [ ] AGAINST           [ ] ABSTAIN

3. TO TRANSACT such other business as may properly come before the meeting or any adjournment thereof.


This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for each of the Proposals set forth above.

                                    Please sign exactly as name appears below.
                                    When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator or trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                    --------------------------------------------
                                    Signature



                                    --------------------------------------------
                                    Signature, If Held Jointly

                                    DATED:            , 1998

                                    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                                    CARD PROMPTLY USING THE ENCLOSED ENVELOPE.